Exhibit 10.2

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement between Heckmann Corporation (the “Company”), and Brian R. Anderson (“Executive”), made this 9th day of November, 2011 (the “Agreement”), amends and restates in its entirety the Amended and Restated Executive Employment Agreement between the Company and Executive originally effective on December 30, 2010. The Company and Executive hereby agree to the employment of Executive by the Company on the following terms and conditions:

1.	Commencement and Term of Agreement

Executive’s employment under this Agreement will commence and become effective on November 15, 2011 and continue unless earlier terminated pursuant to the provisions of this Agreement. The term of this Agreement shall be extended daily so that the remainder of the term is one (1) year (the “Term”). The Term may be modified or extended by mutual agreement.

2.	Positions and Appointments

Executive shall serve as Executive Vice President—Finance of the Company and its subsidiaries. Executive’s duties shall include, but not be limited to, those typical of a senior financial executive of a New York Stock Exchange listed company, and such other duties as may be required by the Company from time to time consistent therewith, or where not, by agreement between the parties hereto. Executive shall perform his duties during reasonable business hours from the Company’s offices in Palm Desert, California, or with the Company’s consent, from his home office. Executive may be required to travel occasionally and/or for extended, reasonable periods of time for business purposes, including to any other office maintained by the Company.

3.	Base Salary

The Company will pay Executive a base salary in cash of $175,000 per annum in equal bi-monthly installments. Executive’s base salary may be changed by mutual agreement at any time during the Term.

4.	Bonus and Equity Incentive Awards

4.1 Guaranteed Bonus. Executive shall receive an annual guaranteed bonus equal to thirty percent (30%) of Executive’s base salary (the “Guaranteed Bonus”). The Guaranteed Bonus earned by Executive for any fiscal year shall be paid by the Company no later than the 15th day of the third month of the succeeding fiscal year.

4.2 Discretionary Bonus. Executive shall also be eligible to earn an annual discretionary bonus with a target amount equal to thirty percent (30%) of Executive’s base salary (the “Target Discretionary Bonus”). This separate discretionary bonus shall be earned on the basis of Executive’s individual contribution and the achievement of performance metrics determined and recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of the Company. The discretionary bonus earned by Executive for any fiscal year of the Company shall be paid by the Company no later than the 15th day of the third month of the succeeding fiscal year.

4.3	Restricted Stock. Executive shall receive a grant of 125,000 restricted shares of Company stock, of which two-thirds shall vest on the first business day following the Company’s 2009 annual meeting of stockholders, and the remaining one-third shall vest on April 15, 2010. Issuance of the restricted shares is subject to obtaining stockholder approval of such grant as required by the rules of the New York Stock Exchange. The Company’s restricted stock plan shall be approved at the Company’s 2009 Annual Meeting of Stockholders.

4.4	Stock Option. Executive shall be eligible to receive an executive level grant of stock options pursuant to the terms and conditions of the Company’s 2009 Equity Incentive Plan. The Company’s 2009 Equity Incentive Plan shall be approved at the Company’s 2009 Annual Meeting of Stockholders.

5.	Expenses

The Company shall reimburse Executive for all reasonable travel, accommodation, marketing, entertainment, and other similar out-of-pocket business expenses necessarily incurred by Executive in the performance of his duties, provided that any expense reimbursement claims are supported by relevant documentation and are made in accordance with the Company’s expense or travel policies. All such expense reimbursements shall (a) be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (b) not be affected by the amount of expenses eligible for reimbursement in any other taxable year and (c) not be subject to liquidation or exchange for another benefit.

6.	Benefits and Vacation

Executive shall be entitled to participate in, and receive benefits as permitted by applicable law under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan, including 15 paid vacation days per annum, or other executive benefit plan made available by the Company to its senior executives. Any such plan or benefit arrangement may be amended, modified, or terminated by the Company from time to time with or without notice to Executive.

7.	Termination of Employment

7.1	By Executive.

(a)

Voluntary Resignation without Good Reason. Executive may voluntarily terminate his employment with the Company at any time without Good Reason (as defined below) upon thirty (30) days’ advance written notice to the Company. Upon such termination, Executive will be entitled to receive only his compensation earned through his final day of employment (the “Accrued Compensation”), consisting of base salary, Guaranteed Bonus pro rated to the employment termination date, amounts due Executive pursuant to Sections 5 and

6, and Executive’s rights under all then outstanding equity awards held by Executive to the extent vested in accordance with their terms through his final day of employment.

(b)	Voluntary Resignation for Good Reason. Executive may voluntarily terminate his employment with the Company for Good Reason within ninety (90) days following the initial existence of a condition constituting Good Reason, provided that Executive delivered to the Company written notice of such condition within thirty (30) days following its initial existence and the Company failed to cure such condition within thirty (30) days following receipt of such notice. Upon such termination, Executive will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then Executive shall be entitled to:

(i)	payment by the Company in a lump sum on the sixtieth (60th) day following Executive’s employment termination date of an amount determined by mutual agreement with the Company but no less than an amount equal to the sum of (A) twelve (12) months of Executive’s base salary, (B) twelve (12) months of the Guaranteed Bonus (less the portion of such bonus included in Executive’s Accrued Compensation), and (C) twelve (12) months of the Target Discretionary Bonus, based in each case on Executive’s base salary rate in effect immediately prior to Executive’s termination of employment; and

(ii)	payment by the Company of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue such coverage under COBRA, for a period ending on the first to occur of (A) the date twelve (12) months following Executive’s termination of employment, (B) the date Executive ceases to be eligible for coverage under COBRA, and (C) the date Executive becomes eligible for health care coverage through another employer.

(c)	Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in Executive’s authority, duties, and executive responsibilities with the Company, (ii) a requirement that Executive relocate or report directly to a person of lesser rank than the Chief Financial Officer of the Company, or (iii) a material breach of this Agreement by the Company.

7.2	By Company.

(a)	Without Cause. The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below) upon thirty (30) days’ advance written notice to Executive. Upon such termination, Executive will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then Executive shall be entitled to (i) the payments and benefits determined in accordance with Sections 7.1(b)(i) and 7.1(b)(ii), and (ii) acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then outstanding equity awards held by Executive.

(b)	For Cause. The Company may terminate Executive’s employment with the Company at any time for Cause following written notice to Executive of his act(s) or failure(s) to act constituting Cause for termination and, if such condition is capable of cure, Executive has failed to cure such condition within thirty (30) days following such notice. Upon such termination, Executive will be entitled to receive only his Accrued Compensation.

(c)	Cause Defined. For purposes of this Agreement, “Cause” shall be deemed to exist if Executive shall at any time: (i) commit a material breach of this Agreement, (ii) be guilty of gross negligence, recklessness or willful misconduct in connection with or affecting the business or affairs of the Company, (iii) be guilty of insubordination, (iv) engage in material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company, or (v) be convicted of, or plead no contest to, a felony criminal offense. Termination of Executive’s employment as a result of Executive’s death or Disability shall not constitute termination “without Cause.”

7.3	Death and Disability.

(a)

Executive’s employment with the Company will automatically terminate upon his death. Further, the Company reserves the right to terminate Executive’s employment with the Company at any time during which Executive has a Disability (as defined below). Upon termination of Executive’s employment due to death or Disability, Executive or his estate will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive or the representative of Executive’s estate executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then in the event of such termination of Executive’s employment due to death or Disability Executive or his estate shall be entitled to (i) the payment determined in accordance with

Section 7.1(b)(i), and (ii) acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then outstanding equity awards held by Executive.

(b)	For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents Executive from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that Executive has incurred a Disability will be made by the Company, in its sole discretion, but in consultation with a physician selected by the Company and who works in Palm Desert, California, provided that such selected physician consults with Executive’s physician in addition to any examination of Executive and/or other tests on Executive that such selected physician performs or orders to be performed, and Executive hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a Disability will be made in accordance with applicable local laws.

8.	Change of Control

8.1	Effect of Change of Control Following Termination without Cause. In the event that Executive’s employment with the Company is terminated by the Company without Cause and within six (6) months thereafter the Company consummates a Change of Control (as defined below), then, subject to Section 11, in addition to the payments and benefits to which Executive was entitled upon such termination in accordance with Section 7.2(a) and provided that Executive’s release of claims described in Section 7.2(a) has become effective in accordance with its terms, Executive shall be entitled to:

(a)	payment by the Company in a lump sum on the later of the date of consummation of the Change of Control or the sixtieth (60th) day following Executive’s termination date of an amount equal to the sum of (i) an additional twelve (12) months of Executive’s base salary, (ii) an additional twelve (12) months of the Guaranteed Bonus, and (iii) an additional twelve (12) months of the Target Discretionary Bonus, based in each case on Executive’s base salary rate in effect immediately prior to Executive’s termination of employment; and

(b)	payment by the Company of the additional premiums required to continue Executive’s group health care coverage under COBRA, provided that Executive timely elects to continue such coverage under COBRA or, following cessation of eligibility under COBRA, under an individual health care plan, for a period beginning on the day immediately following the last day of such coverage under Section 7.2(a) and ending on the first to occur of (i) the date twelve (12) months following the date coverage commenced under this Section 8.1(b), and (ii) the date Executive becomes eligible for health care coverage through another employer, provided that in no event will the Company’s payment obligation exceed the premium rate for group health care continuation coverage under COBRA that would then be in effect had such coverage continued.

8.2	Effect of Non-Assumption of Equity Awards upon Change of Control. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an equity award granted to Executive by the Company (unless such plan or agreement expressly disclaims this Section 8.2) and except as otherwise provided by Section 11, in the event of a Change of Control in which both (a) the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), does not assume or continue the Company’s rights and obligations under such then-outstanding equity awards of Executive or substitute for such then-outstanding equity awards of Executive substantially equivalent equity awards for the Acquiring Corporation’s stock, and (b) the Company does not cancel such equity awards of Executive in exchange for payment to Executive with respect to each vested and unvested share underlying such equity award in cash or other property having a fair market value equal to the fair market value of the consideration to be paid per share of common stock of the Company pursuant to the Change of Control transaction (less the exercise price per share subject to the award, if applicable), then the vesting, exercisability and settlement of such equity awards which are not assumed, continued, substituted for or canceled in exchange for payment by the Company shall be accelerated in full effective immediately prior to but conditioned upon the consummation of the Change of Control, provided that Executive remains an employee of the Company immediately prior to the Change of Control.

8.3	Effect of Termination Following Change of Control. In the event that upon or within one (1) year following a Change of Control either Executive voluntarily terminates his employment with the Company for Good Reason or the Company terminates Executive’s employment with the Company without Cause, Executive will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then Executive shall be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Section 7.1(b) or Section 7.2(a), as applicable:

(a)	payment by the Company in a lump sum on the sixtieth (60th) day following Executive’s termination of employment of an amount equal to the sum of (i) two (2) times Executive’s annual base salary as in effect at the time of termination or immediately prior to the occurrence of the Change of Control, whichever is greater, and (ii) two (2) times Executive’s bonus pursuant to Section 4.1 and Section 4.2 for the year immediately preceding the year in which the Change of Control occurs; and

(b)

payment by the Company of the premiums required to continue Executive’s group health care coverage under the applicable provisions of COBRA, provided that Executive timely elects to continue such coverage under COBRA, or, following cessation of eligibility under COBRA, under an individual health care plan, for a period ending on the first to occur of (i) the date twenty-four (24) months following Executive’s termination of employment and (ii) the date Executive becomes eligible for health care coverage through another employer, provided that in no event will the Company’s payment obligation exceed the premium rate for group health care continuation coverage under COBRA that would then be in effect had such coverage continued; and

(c)	acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then outstanding equity awards held by Executive.

8.4	Section 280G. If, due to the payments and benefits provided by Section 8 and any other payments and benefits to which Executive is entitled pursuant to this Agreement or otherwise, Executive would be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) due to characterization of any such payments or benefits as excess parachute payments pursuant to Section 280G(b)(1) of the Code, the amounts payable under Section 8 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code. Any reduction in the payments and benefits required by this Section 8.4 will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

8.5	Change of Control Defined. For purposes of this Agreement, “Change of Control” means the earliest to occur of the following events:

(a)	the acquisition or ownership by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); or

(b)	individuals (the “Incumbent Directors”) who either (i) constitute the Board of Directors of the Company as of the commencement of Executive’s employment with the Company or (ii) are elected or nominated for election to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination cease for any reason to constitute at least a majority of the Board of Directors of the Company; or

(c)

consummation of a reorganization, merger, consolidation or similar corporate transaction, or series of related such transactions, as a result of which the holders of Outstanding Voting Securities immediately prior to such transaction(s) fail to remain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the Outstanding Voting Securities determined immediately after such transaction(s); or

(d)	the sale, exchange or other disposition of all or substantially all of the assets of the Company; or

(e)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.	Confidential Information

9.1	Executive acknowledges that, during the course of his employment with the Company, he will have access to confidential business information and secrets. Executive agrees, both during the term of his employment and following its termination, that he will hold the confidential business information and secrets in the strictest confidence, and that he will not use or attempt to use or disclose any confidential information or business secrets to any other person or entity without the prior written authorization of the Company.

9.2	The restrictions of Section 9.1 do not apply to any confidential information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which Executive is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, and which disclosure the Company is unable legally to prevent.

10.	Further Obligations of Executive

10.1	Executive shall comply with all applicable rules of law, securities laws, regulations, and codes of conduct of the Company in effect from time to time in relation to dealings in shares, notes, debentures, or other securities.

10.2	Executive represents that his employment with the Company does not violate any prior agreement with a former employer or third party.

11.	Application of Section 409A

11.1

Notwithstanding anything contained in this Agreement to the contrary, no amount payable on account of Executive’s termination of employment which constitutes a “deferral of compensation” (“Section 409A Deferred Compensation”) within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes Section 409A Deferred Compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of

Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

Executive and the Company intend that (a) the payment under Section 8.1(a) of this Agreement shall be exempt from treatment as Section 409A Deferred Compensation as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4), and (b) the payment under Section 8.3 of this Agreement of amounts in excess of the amounts payable under Section 7.3(a) shall be exempt from treatment as Section 409A Deferred Compensation to the maximum extent permitted for amounts treated as separation pay due to involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).

11.2	To the extent that all or any portion of the Company’s payment of or reimbursement to Executive for the cost of health care coverage premiums pursuant to Sections 7.1(b)(ii), 7.2(a), 8.1(b) or 8.3(b) (the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company Provided Benefits would qualify for an exemption from treatment as Section 409A Deferred Compensation, then, for the duration of the applicable period during which the Company is required to provide such benefits: (a) the amount of Company-Provided Benefits furnished in any taxable year of Executive shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of Executive; (b) any right of Executive to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (c) any reimbursement for Company-Provided Benefits to which Executive is entitled shall be paid no later than the last day of Executive’s taxable year following the taxable year in which Executive’s expense for such Company-Provided Benefits was incurred.

11.3	Any equity award which constitutes Section 409A Deferred Compensation and which would vest and become payable upon a Change of Control in accordance with Section 8.2 shall vest in full as provided by Section 8.2 but shall be converted automatically at the effective time of such Change of Control into a right to receive in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or on such earlier date as provided by Sections 7.2(a), 7.3(a) or 8.3(c)) an amount or amounts equal in the aggregate to the intrinsic value of the equity award at the time of the Change of Control.

11.4	Notwithstanding any provision of this Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement solely by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the Section 409A Regulations.

11.5	Executive and the Company intend that any right of Executive to receive installment payments under this Agreement shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

11.6	The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

12.	Miscellaneous

12.1	This Agreement, the Company’s 2009 Equity Incentive Plan and the equity award agreements thereunder evidencing the awards described in Sections 4.3 and 4.4 constitute the entire agreement and understanding between the Company and Executive and supersede any other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

12.2	This Agreement is governed by and shall be construed in accordance with the laws of the State of California, and without giving effect to conflict of law principles.

12.3	In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company, this Agreement, or the termination of Executive’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), Executive and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association in counties of Riverside or Los Angeles, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

12.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

12.5	Except to the extent that applicable law requires that any specific action be taken or performed by the Company’s Compensation Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction to be provided, by the Company under this Agreement may be taken, performed, or provided at the direction of the Company’s Chief Executive Officer.

12.6	Any waiver by the Company of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

12.7	Due to the personal nature of the services contemplated under this Agreement, this Agreement and Executive’s rights and obligations hereunder may not be assigned by Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of the Company agrees to be bound by the provisions of this Agreement.

12.8	All payments under this Agreement shall be subject to reduction for taxes and other withholdings required to be withheld by law.

12.9	The Company and Executive agree that they will each attach to their respective Federal income tax returns for the taxable year containing the date first written above the applicable statement under Section XII of Internal Revenue Service Notice 2010-6, substantially in the forms attached hereto as Appendix 1 and Appendix 2, respectively.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Company

By:	/s/ Richard J. Heckmann	Date:	November 9, 2011
Name: Title:	Richard J. Heckmann Chairman of the Board & CEO

Executive

By:	/s/ Brian R. Anderson	Date:	November 9, 2011
Brian R. Anderson

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